Exhibit 10.19
[Date]
[Name]
[Address]
Dear [Name],
Effective as of [Date] (the “Award Date”), TODCO (the “Company”) hereby grants to you a nonqualified stock option (“Option”) to purchase [number] shares of common stock of the Company (“Common Stock”) in accordance with the TODCO 2005 Long Term Incentive Plan (the “Plan”). Your award is more fully described in the attached Appendix A, Terms and Conditions of Nonqualified Stock Option Award (which together with this letter is the “Award Letter”).
The price at which you may purchase the shares of Common Stock covered by the Option is $             per share (“Exercise Price”) which is the Fair Market Value of a Share of Common Stock on the Award Date. Unless otherwise provided in the attached Appendix A, your Option will expire on the [date which is the 10-year anniversary of the Award Date] (“Expiration Date”), and will become vested and exercisable in installments as follows, provided that you are and have been continuously employed with the Company on the “Exercise Date”:

Exercise Date	“Number of Shares Exercisable”

[Date]
[Date]
[Date]
This award is subject to the terms and conditions set forth in the enclosed Plan, this Award Letter, the Prospectus for the Plan, and any rules and regulations adopted by the Executive Compensation Committee of the Company’s Board of Directors.
This Award Letter, the Plan and any other attachments should be retained in your files for future reference.
Very truly yours,
Jan Rask
President and Chief Executive Officer
Enclosures

Appendix A
Terms and Conditions of
Employee Nonqualified Stock Option Award
[Date]
The Option granted to you by TODCO (the “Company”) to purchase shares of common stock of the Company (“Common Stock”) is subject to the terms and conditions set forth in the TODCO 2005 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Letter. Any terms used and not defined in the Award Letter shall have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan will control.
1.	Exercise Price
You may purchase the shares of Common Stock covered by the Option for the Exercise Price stated in this Award Letter.
2.	Term of Option
Your Option expires on the [date which is the 10-year anniversary of the Award Date]. However, your Option will terminate prior to the Expiration Date as provided in Section 6 of this Appendix A upon the occurrence of one of the events described in that Section. Regardless of the provisions of Section 6, in no event can your Option be exercised after the Expiration Date
3.	Vesting and Exercisability of Option
     (a) Unless it becomes exercisable on an earlier date as provided in Sections 6 or 7 below, your Option will become vested and exercisable in installments with respect to the Number of Shares Exercisable on the Exercise Dates as set forth in this Award Letter.
     (b) The number of shares covered by each installment will be in addition to the number of shares which previously became exercisable.
     (c) To the extent your Option has become vested and exercisable, you may exercise the Option as to all or any part of the shares covered by the Option, at any time on or before the Option Expiration Date.
4.	Exercise of Option
Subject to the limitations set forth in this Award Letter and in the Plan, your Option may be exercised by written notice provided to the Company as set forth below. Such written notice shall (a) state the number of shares of Common Stock with respect to which your Option is being exercised and (b) unless otherwise permitted by the Committee be accompanied by a wire transfer, cashier’s check, cash or money order payable to TODCO in the full amount of the Exercise Price for any shares of Common Stock being acquired and any appropriate withholding taxes (as provided in Section 8 of this Appendix), or by other consideration in the form and manner approved by the Committee pursuant to Sections 5 and 8 of this Appendix. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action. You shall have no rights of a shareholder with respect to shares of Common Stock subject to your Option unless and until such time as your Option has been exercised and ownership of such shares of Common Stock has been transferred to you.
5.	Satisfaction of Exercise Price
     (a) Payment of Cash or Common Stock. Your Option may be exercised by payment in cash (including check, bank draft, money order or wire transfer payable to the Company), in Common Stock, in a combination of cash and Common Stock or in such other manner as the Committee in its discretion may provide.
     (b) Payment of Common Stock. The fair market value of any shares of Common Stock tendered or withheld as all or part of the Exercise Price shall be determined in accordance with the Plan on the date agreed to by the Company in advance as the date of exercise. The certificates evidencing previously owned shares of Common Stock tendered must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Exercise Price; any portion of the Exercise Price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Exercise Price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.
6.	Termination of Employment Prior to a Change in Control
     (a) General. The following rules apply to your Option in the event of your death, disability, retirement, or other termination of employment prior to a Change in Control.
     (i) Termination of Employment. If your employment terminates for any reason other than death, disability, retirement, or for the convenience of the Company (as those terms are used below), your Option will expire as to all unvested and not yet exercisable shares on such date and no additional portions of your Option will become exercisable. Your Option will be limited to only the number of shares of Common Stock which you were entitled to purchase under the Option on the date of the termination of your employment and will remain exercisable for the earlier of 60 days or the Expiration Date.
     (ii) Retirement. If your employment terminates by reason of retirement for the convenience of the Company or under a retirement program of the Company or one of its subsidiaries or otherwise (as determined by the

Committee) your Option will expire as to all unvested and not yet exercisable shares on such date and no additional portions of your Option will become exercisable. Your Option will be limited to only the number of shares of Common Stock which you were entitled to purchase under the Option on the date of your retirement and will be exercisable until the Expiration Date.
     (iii) Death or Disability. If your employment terminates by reason of disability (as determined by the Committee), your Option will become fully exercisable, and 100% vested as to all shares covered by the Option, and your Option will remain exercisable until the Expiration Date. If your employment terminates by reason of your death, your Option will become 100% vested and fully exercisable as to all of the shares covered by the Option and remain exercisable until the Expiration Date.
     (iv) Convenience of the Company. If your employment is terminated for the convenience of the Company (as determined by the Committee), your Option will become 100% vested and shall be fully exercisable as to all shares covered by the Option and will remain exercisable until the Expiration Date.
     (v) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or make any other modification as permitted under the Plan.
     (b) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment under this Section 6 and Section 7, and make all determinations under the Plan pursuant to Section 1.3 of the Plan, and its determination shall be final, conclusive and binding upon you.
7.	Change in Control
     (a) Acceleration Upon Change in Control. Notwithstanding the provisions of Sections 3 and 6, if you are employed on the date of an occurrence of a Change in Control (as defined below) and a successor entity does not assume this Option, your Option will immediately become 100% vested and fully exercisable as to all shares covered by this Option and the Option will remain exercisable until the Expiration Date after a Change in Control. If you are employed on the date of a Change in Control and a successor entity assumes this Option, the Option shall continue to vest in accordance with the Exercise Dates provided in this Award Letter; provided, however, that the following rules apply to your Option in the event of your death, disability, retirement or other termination of employment:
     (i) Termination of Employment. If your employment terminates for any reason other than death, disability, retirement, or within 18 months after a Change in Control without cause or for good reason (as those terms are used below), your Option will expire as to all unvested and not yet exercisable shares on such date and no additional portions of your Option will become exercisable.

Your Option will be limited to only the number of shares of Common Stock which you were entitled to purchase under the Option on the date of the termination of your employment and will remain exercisable for the earlier of 60 days or the Expiration Date.
     (ii) Retirement. If your employment terminates by reason of retirement for the convenience of the Company or under a retirement program of the Company or one of its subsidiaries or otherwise (as determined by the Committee) your Option will expire as to all unvested and not yet exercisable shares on such date and no additional portions of your Option will become exercisable. Your Option will be limited to only the number of shares of Common Stock which you were entitled to purchase under the Option on the date of your retirement and will be exercisable until the Expiration Date.
     (iii) Death or Disability. If your employment terminates by reason of disability (as determined by the Committee), your Option will become fully exercisable, and 100% vested as to all shares covered by the Option, and your Option will remain exercisable until the Expiration Date. If your employment terminates by reason of your death, your Option will become 100% vested and fully exercisable as to all of the shares covered by the Option and remain exercisable until the Expiration Date.
     (iv) Termination Without Cause or for Good Reason. If your employment is terminated without cause or for good reason (as determined by the Committee), within 18 months after a Change in Control, your Option will become 100% vested and shall be fully exercisable as to all shares covered by the Option and will remain exercisable until the Expiration Date.
     (v) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or make any other modification as permitted under the Plan.
     (b) Change in Control. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares representing 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company (it being understood that an acquisition by an acquiror of greater than 20% of the Outstanding Company

Voting Securities directly from TODCO shall not prevent such acquiror from causing a subsequent Change in Control if it thereafter acquires an additional 20% of the Outstanding Company Voting Securities in a transaction that would otherwise constitute a Change in Control), (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (4) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 7(b)(iii); or
     (ii) Individuals who, as of the effective date of the Plan (as defined in the Plan), are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this Section 7(b)(ii), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or
     (iii) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (2) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or
     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company and in connection with such transfer you are offered the opportunity to continue your employment on substantially the same terms as existed immediately prior to the transfer.
8.	Tax Consequences and Income Tax Withholding
     (a) You should review the TODCO 2005 Long Term Incentive Plan Prospectus for a general summary of the federal income tax consequences of your Option based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws, which may differ from the federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your award herein. You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.
     (b) The Option is not intended to be an “incentive stock option,” as defined in Section 422 of the Code.
     (c) This Award Letter is subject to your making arrangements satisfactory to the Company to satisfy any applicable federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain shares of Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have the Company withhold shares of Common Stock having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to transferring any shares of Common Stock to you pursuant to this Option.
9.	Restrictions on Resale
There are no restrictions imposed by the Plan on the resale of shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees, this Award Letter and the Option and its exercise hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted), and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.
10.	Effect on Other Benefits
Income recognized by you as a result of this Award Letter or the exercise of the Option or sale of Common Stock will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.
11.	Compliance with Laws
This Award Letter and any Common Stock that may be issued hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which shares of the Company’s Common stock are traded.
12.	Miscellaneous
     (a) Not an Agreement for Continued Employment or Services. This Award Letter shall not, and no provision of this Award Letter shall be construed or interpreted to, create any right to be employed or to provide services to or continue your employment with or provide services to the Company, the Company’s affiliates, parent, subsidiary or their affiliates.
     (b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in the grant of this Option or in any shares of Common Stock is subject to the terms of this Award Letter. Nothing in this Award Letter shall create a community property interest where none otherwise exists.
If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel, TODCO, 2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas 77042 (telephone (713) 278 6000). Your Award Letter, the Plan and any other attachments should be retained in your files for future reference.